SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549





                                FORM 11-K

                              ANNUAL REPORT


                    Pursuant to Section 15(d) of the
                     Securities Exchange Act of 1934






               For the fiscal year ended December 31, 1993



                           Title of the Plan:


                     BALLY'S EMPLOYEE SAVINGS TRUST
                      FOR ADMINISTRATIVE EMPLOYEES





           Issuer of the Securities Held Pursuant to the Plan and Address of its Principal Executive Office:


                     Bally Entertainment Corporation
                       8700 West Bryn Mawr Avenue
                           Chicago, IL  60631
















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                         Exhibit Index on Page 2
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                     BALLY ENTERTAINMENT CORPORATION
                                FORM 11-K
                              Annual Report


 Pursuant to Instruction E to Form 11-K, the Bally's Employee Savings Trust for Administrative Employees, which prepares financial statements and schedules in accordance with the financial reporting requirements of ERISA, is filing such financial statements and schedules in paper under cover of Form SE.


                                SIGNATURE


 Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed by the undersigned thereunto duly authorized.



 Date:  July 13, 1994           BALLY'S EMPLOYEE SAVINGS TRUST
                                FOR ADMINISTRATIVE EMPLOYEES

                                BALLY ENTERTAINMENT CORPORATION


                                By: /s/ Lee Hillman
                                    Lee Hillman
                                    Chief Financial Officer



























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